Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated August 4, 2011

$[—] Notes due August 31, 2016 Linked to the Performance of the Barclays Capital Backwardation Excess Return Index Global Medium-Term Notes, Series A, No. [ ]

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	August 26, 2011*

Issue Date:	August 31, 2011

Final Valuation Date:	August 25, 2016**.

Maturity Date:	August 31, 2016***

Denominations:	Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Reference Asset:	Barclays Capitals Backwardation Excess Return IndexSM (the “Index”) (Bloomberg ticker symbol “BCCFBKLP <Index>”)

Initial Level:	[—], the Closing Level of the Index on the Initial Valuation Date.

Final Level:	The Closing Level of the Index on the Final Valuation Date

Interest Rate:	0.25%-.50% per annum**** **** The actual Interest Rate will be set on the Initial Valuation Date and will not be less than 0.25%.

Interest Payment Dates:	August 31, 2012, August 30, 2013, August 29, 2014, August 31, 2015 and August 31, 2016, subject to adjustment in accordance with the Business Day Convention

Day Count Fraction:	30/360

Business Day Convention:	Modified Following; Unadjusted

Business Days:	New York and London

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment determined as follows:

•         if the Index Return is equal to or greater than –10%, you will receive per $1,000 principal amount an amount equal to (a) $1,000 plus (b) $1,000 multiplied by the Index Return, subject to the Maximum Return. Accordingly, if the Index Return is equal to or greater than –10%, your payment per $1,000 principal amount will be calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 × Index Return]

•         If the Index Return is less than –10%, you will receive 90% of the principal amount per $1,000 principal amount. Accordingly, your payment at maturity per $1,000 principal amount would be $900.00.

Your principal is protected up to 90% only if you hold the Notes to maturity. You may lose up to 10% of your original investment in the Notes (excluding interest payments). Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Closing Level of the Index:	The closing level of the Index published at the regular weekday close of trading on the relevant valuation date as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “BCCFBKLP <Index>” or any successor page on Bloomberg Professional® service, as applicable. In certain circumstances, the closing level of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-90 of the accompanying Prospectus Supplement.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level

Change in Law Redemption Event:	Upon the occurrence of a Change in Law (as defined below) that, in our sole determination, would, or is reasonably likely to: (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged, individually or on a portfolio basis, our obligations under the Notes; or (ii) restrict our ability, or make it reasonably impracticable, to maintain existing hedging positions, enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge, individually or on a portfolio basis, our obligations under the Notes, we may, but are not obligated to, redeem the Notes in whole (but not in part) in accordance with the provisions set forth herein at the Redemption Amount on the Redemption Date. See “Change in Law Redemption Event” in this preliminary pricing supplement.

Hedging Disruption Redemption Event:	Upon the occurrence of a Hedging Disruption Event (as defined below), we may, but are not obligated to, redeem the Notes in whole (but not in part) at our sole discretion at the Redemption Amount on the Redemption Date. See “Hedging Disruption Redemption Event” in this preliminary pricing supplement.

Redemption Amount:	In the case of a Change in Law Redemption Event or a Hedging Disruption Redemption Event, the Redemption Amount will be equal to an amount determined in good faith in a commercially reasonable manner by the Calculation Agent, in its sole discretion, taking into account the latest available quotations for the index components, the futures contracts comprising the index components (if applicable) and any other information that it deems relevant.

Redemption Date†:	The fifth business day following the date on which we provide written notice to the Depository Trust Company (“DTC”) of our election to redeem the Notes pursuant to a Change in Law Redemption Event or Hedging Disruption Redemption Event (the “Notice Date”).

Maximum Return:	[40-50%]* * Note that the actual Maximum Return will be determined on the Initial Valuation Date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	[ ] and [ ]

*	Expected. In the event we make any change to the expected Initial Valuation Date and Issue Date, the Final Valuation Date and the Maturity Date will be changed so that the stated term of the Notes remains the same.
**	Subject to postponement in the event of a market disruption event. If the Final Valuation Date is not a scheduled trading day, then the Final Valuation Date will be the next succeeding scheduled trading day. If the Final Valuation Date is postponed because it is not a scheduled trading day, then the maturity date will be postponed so that the number of business days between the Final Valuation Date (as postponed) and the Maturity Date (as postponed) remains the same.
***	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes – Maturity Date.”

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [—]% of the principal amount of the notes, or $[—] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS–2

Hypothetical Payments at Maturity

The following table illustrates the hypothetical return at maturity on the Notes excluding the interest payments payable on the Interest Payment Dates identified on the cover of this preliminary pricing supplement. The “Return on the Notes,” as used in this preliminary pricing supplement, is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 principal amount to $1,000. These examples assume a hypothetical Initial Level of 1,559.92 and a hypothetical Maximum Return of 40.00%. The hypothetical returns set forth below, including the hypothetical Final Levels of the Index, are for illustrative purposes only and may not reflect the actual returns of the Notes, the Final Level of the Index and/or the resulting Index Return. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes.

Final Level	Index Return	Payment at Maturity (Excluding the Final Interest Payment)	Return on the Notes (Excluding Interest Payments, Fees and Taxes)
2,339.88	50.00%	$1,400.00	40.00%
2,183.89	40.00%	$1,400.00	40.00%
2,027.90	30.00%	$1,300.00	30.00%
1,871.90	20.00%	$1,200.00	20.00%
1,715.91	10.00%	$1,100.00	10.00%
1,637.92	5.00%	$1,050.00	5.00%
1,559.92	0.00%	$1,000.00	0.00%
1,481.92	-5.00%	$950.00	-5.00%
1,403.93	-10.00%	$900.00	-10.00%
1,325.93	-15.00%	$900.00	-10.00%
1,247.94	-20.00%	$900.00	-10.00%
1,091.94	-30.00%	$900.00	-10.00%
935.95	-40.00%	$900.00	-10.00%
779.96	-50.00%	$900.00	-10.00%
623.97	-60.00%	$900.00	-10.00%
467.98	-70.00%	$900.00	-10.00%
311.98	-80.00%	$900.00	-10.00%
155.99	-90.00%	$900.00	-10.00%
0.00	-100.00%	$900.00	-10.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Return on the Notes set forth in the table above are calculated.

Example 1: The level of the Index increases from an Initial Level of 1,559.92 to a Final Level of 1,871.90.

Because the Final Level of 1,871.90 is greater than the Initial Level of 1,559.92 , the Index Return is equal to 20.00%, calculated as follows:

(1,871.90–1,559.92)/1,559.92 = 20%

Since the Index Return is equal to 20%, the investor would receive a payment at maturity of $1,200.00 per $1,000 principal amount, calculated as follows:

$1,000 + ($1,000 × 20%) = $1,200.00

The return on investment of the Notes (excluding the interest payments on the Notes, any applicable fees and taxes) is 20.00%.

Example 2: The level of the Index increases from an Initial Level of 1,559.92 to a Final Level of 2,339.88.

Because the Final Level of 2,183.89 is greater than the Initial Level of 1,559.92, the Index Return is equal to 50.00%, calculated as follows:

(2,339.88–1,559.92)/1,559.92 = 50%

PPS–3

Since the Index Return is equal to 50%, the investor would receive a payment at maturity of $1,400.00 per $1,000.00 principal amount, which is equal to hypothetical Maximum Return of 40%.

The return on investment of the Notes (excluding the interest payments on the Notes, any applicable fees and taxes) is 40.00%.

Example 3: The level of the Index decreases from an Initial Level of 1,559.92 to a Final Level of 1,481.92.

Because the Final Level of 1,481.92 has declined from the Initial Level of 1,559.92 , the Index Return is equal to -5%, calculated as follows:

(1481.92–1,559.92)/1,559.92 = -5%

Since the Index Return is equal to -5%, the investor would receive a payment at maturity of $950.00 per $1,000 principal amount, calculated as follows:

$1,000 + ($1,000 × -5%) = $950.00

The return on investment of the Notes (excluding the interest payments on the Notes, any applicable fees and taxes) is -5%.

Example 4: The level of the Index decreases from an Initial Level of 1,559.92 to a Final Level of 1,325.93.

Because the Final Level of 1,325.93 has declined from the Initial Level of 1,559.92, the Index Return is equal to -15%, calculated as follows:

(1,325.93–1,559.92)/1,559.92 = -15%

Since the Index Return is equal to -15%, the investor will receive a payment at maturity of $900 per $1,000 principal amount Note, which is equal to the minimum return on the Notes.

The return on investment of the Notes (excluding the interest payments on the Notes, any applicable fees and taxes) is -10.00%.

PPS–4

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Commodities” in the prospectus supplement; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” in the prospectus supplement.

•

Payment at Maturity—Your principal is protected up to 90% only if you hold the Notes to maturity. You may lose up to 10% of your original investment in the Notes (excluding interest payments). Because the Notes are our senior unsecured obligations, payment of any amount at maturity (including the final interest payment) is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•

Appreciation Potential—The Notes provide the opportunity to achieve returns up to the Maximum Return specified on the cover hereof. For each $1,000 principal amount Note, you will receive at maturity, in addition to the final interest payment, $1,000 plus an additional amount that will not exceed the Maximum Return of [40% to 50%] multiplied by $1,000. The actual Maximum Return will be determined on the Initial Valuation Date. Because the Notes are our senior unsecured obligations, payment of any amount at maturity (including the final interest payment) is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct. The Notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for United States federal income tax purposes. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts will exceed the annual fixed rate interest payments that are made on the Notes. This comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed prior to redemption or maturity and is neither a prediction nor a guarantee of what the actual yield will be. You will not be required to separately include in income the annual fixed rate interest payments you receive on the Notes.

Any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

If you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase). These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield and projected payment schedule for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

PPS–5

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the form on which to report the relevant information. However, once the Internal Revenue Service issues the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement. In addition to the risks described in the prospectus supplement, you should consider the following risks:

•	The Notes Might Not Pay More Than $900.00

If the Index Return is not greater than -10%, you will not receive a payment at maturity of more than $900.00. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•	Your Maximum Gain on the Notes (Excluding the Interest Payments on the Notes) Is Limited to the Maximum Return

If the Index Return is greater than 0%, for each $1,000 principal amount Note, you will receive at maturity, in addition to the final interest payment, $1,000 plus an additional amount that will not exceed the Maximum Return multiplied by $1,000.

•	Credit of Issuer

The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any payment due at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You Will Not Have Rights in the Index Components

As a holder of the Notes, you will not have any rights in the futures contracts that comprise the Index Components. Your Notes will be paid in cash, and you will have no right to receive delivery of any underlying commodity.

•

We May, But Are Not Obligated to, Redeem the Notes Upon the Occurrence of a Change in Law Redemption Event or Hedging Disruption Event upon the occurrence of a Change in Law Redemption Event or a Hedging Disruption Event (both events as described below).

The commodity futures contracts included in the basket (including the futures contracts that underlie the indices included in the basket) are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress recently enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “significant price discovery contracts” or “economically equivalent to exchange-traded futures”. The enactment of the legislation, and the CFTC’s adoption of rules on position limits,

PPS–6

which have been proposed but not yet adopted, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts included in the basket, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices. Any such restrictions could restrict or prevent our ability to hedge our obligations under the Notes. If such restrictions are imposed on market participants, we or our affiliates may be unable to effect, or may be required to unwind, in whole or in part, transactions necessary to hedge our obligations under the Notes, in which case we will have the right, but not the obligation, to redeem your Notes.

If we exercise our right to redeem the Notes upon the occurrence of a Change in Law Redemption Event or Hedging Disruption Event, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the redemption date in a comparable investment. Our right to redeem the Notes upon the occurrence of a Change in Law Redemption Event or Hedging Disruption Event may also adversely impact your ability to sell your Notes, and/or the price at which you may be able to sell your Notes, following the occurrence of such Change in Law Redemption Event or Hedging Disruption Event.

Moreover, even if such legislative, regulatory or other market changes do not result in a Change in Law Redemption Event or Hedging Disruption Event, or we do not exercise our right to redeem the Notes, the restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the contracts included in the basket, which could adversely affect the prices of such contracts and, in turn, the return on and the value of the Notes.

Our right to redeem the Notes does not mean that you have any right to require us to repay your Notes prior to maturity.

•	The Payment at Maturity of Your Notes is Not Based on the Level of the Index at Any Time Other than the Final Level on the Final Valuation Date

The Final Level of the Index will be based solely on the Closing Level of the Index on the Final Valuation Date (subject to adjustments as described in the accompanying Prospectus Supplement). Therefore, if the level of the Index fell precipitously on the Final Valuation Date, the payment at maturity that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the level of the Index prior to such drop.

•	Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity

While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Lack of Liquidity

The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•	There Are Potential Conflicts of Interest Between You and the Calculation Agent

We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. Currently, Barclays Bank PLC serves as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the Notes at maturity or upon redemption. For a more detailed description of the calculation agent’s role, see “Specific Terms of the Notes—Role of Calculation Agent” in this preliminary pricing supplement.

PPS–7

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the Notes linked to the Index. If events such as these occur, or if the Index level is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the Index level. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the Notes —Role of Calculation Agent” in this preliminary pricing supplement.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

As Index Sponsor, Barclays Capital, a Division of Barclays Bank PLC, Will Have the Authority to Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest

Barclays Capital, a division of Barclays Bank PLC, is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed in the section entitled “The Index” in this preliminary pricing supplement, the index sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the Notes. For instance, if the level of the Index becomes less than ten on any Index Business Day, the index sponsor may set the target weights of the Index Components to zero and cease publication of the level of the Index. For more information, see the section entitled “Modifications to the Index or the Index Components—Cancellation” in this preliminary pricing supplement.

The role played by Barclays Capital, as index sponsor, and the exercise of the kinds of discretion described above and in the section entitled “The Index” in this preliminary pricing supplement could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC, of which Barclays Capital is a division, is the issuer of the Notes. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

•	The Market Value of the Notes May Be Influenced by Many Unpredictable Factors, Including Volatile Commodities Prices

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date. You may also sustain a significant loss if you sell the Notes in the secondary market. In addition to the levels of the Index on any day, the market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index Components and the Index will affect the market value of the Notes more than any other factor. Other factors that may influence the market value of the Notes include:

•	prevailing spot prices for the underlying commodities;

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	supply and demand for the Notes, including inventory positions with Barclays Capital Inc. or any market maker;

•	interest and yield rates in the market generally;

•	economic, financial, political, regulatory, geographical, biological, or judicial events that affect the level of the Index or the levels of the Index Components; and

•	the creditworthiness of Barclays Bank PLC, including actual or anticipated downgrades in our credit ratings.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

•	The Index Has Limited Historical Information

The Index was launched in November 23, 2010 and the index sponsor has published limited information about how the Index would have performed had it been calculated in the past. Because the Index is new and limited historical performance data exists, your investment in the Notes may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may be helpful in providing more reliable information on which to assess the validity of the proprietary methodology that the Index makes use of as the basis for an investment decision.

PPS–8

•	The Historical or Hypothetical Performance of the Index is Not an Indication of Future Performance

The historical or hypothetical performance of the Index should not be taken as an indication of the future performance of the Index. It is impossible to predict whether the level of the Index will fall or rise during the term of the Notes, in particular in the environment in recent periods which has been characterized by unprecedented volatility. Past fluctuations and trends in the Index are not necessarily indicative of fluctuations or trends that may occur in the future.

•	The Index May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges

The Index is currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). However, the Index Contracts may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated U.K. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Index, may be subject to certain risks not presented by U.S. or U.K. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

•	The Backwardation Selection Process May be Ineffective, Producing Returns that Underperform Other Commodity Indices; the Index May Decrease in Price and Decrease the Value of your Notes.

The Barclays Capital Backwardation Excess Return Index is a proprietary index designed to reflect the excess returns available through the application of the Backwardation Selection Process to exchange-traded futures contracts for a Index of physical commodities. Although the Backwardation Selection Process seeks to capture returns by taking long positions in futures contracts of commodities that have the highest degree of backwardation (or least degree of contango) there can be no guarantee that the Backwardation Selection Process will succeed in these objectives. As described further under “The Index—The Backwardation Selection Process”, the Backwardation Selection Process evaluates the degree of backwardation in the futures price curve for 23 Eligible Commodities and selects 10 commodities each month with the highest degree of backwardation. The Backwardation Selection Process may not effectively measure the degree of backwardation or capture the benefits of this measure. Furthermore, even if the Backwardation Selection Process is successful in identifying the commodity futures that exhibit the highest degree of backwardation, the degree of backwardation is not necessarily an accurate indication of future prices. If the futures contracts selected by the Backwardation Selection Process decrease in value, the level of the Index, and market value of the Notes will likely decline. If the Backwardation Selection Process proves to be ineffective, then an investment in the Notes may under-perform a corresponding investment in instruments linked to other commodity indices, possibly by a substantial margin.

•

The Index is Not Designed to Correlate Exactly With the Spot Price of Any Commodity and This Could Cause the Changes in the Price of the Notes to Vary Substantially From the Changes in the Spot Prices of the Commodities Underlying the Futures Contracts Included in the Index. Therefore, You May Not Be Able to Use the Notes Effectively to Hedge Against Commodity-Related Losses or to Indirectly Invest in Commodities.

The Index reflects the price for future delivery of certain commodities underlying the futures contracts specified in Table 2: Roll Schedule for the Eligible Commodities, not the current spot prices of such commodities, so at best the correlation between changes in such futures contracts and the spot price of the underlying commodities will be only approximate. Weak correlation between the Index and the spot prices of the underlying commodities may result from the typical seasonal fluctuations in commodity prices. Imperfect correlation may also result from speculation in commodities, technical factors in the trading of futures contracts, and expected inflation in the economy as a whole. If there is a weak correlation between the Index and the spot prices of the underlying commodities, then the market price of the Notes may not accurately track the spot price of such commodities and you may not be able to use the Notes effectively as a way to hedge the risk of losses in your commodity-related transactions or as a way to indirectly invest in commodities.

•	The Backwardation Selection Process May Result in Allocation to Futures Contracts that Increase Negative Roll Yields.

Unlike traditional commodity indices, which roll into futures contracts that are nearest to expiration (and that meet the relevant index’s rolling criteria), the futures contracts underlying the Index may be rolled into futures contracts with more distant expiration dates, as set forth in the roll schedule in Table 2: Roll Schedule for the Eligible Commodities. The Backwardation Selection Process may result in the selection of a longer-dated futures contract that results in negative roll yield when that futures contract is rolled, even if positive or less negative roll yield would have resulted by investing in and rolling into futures contracts with the nearest expiration. If this were to occur, your investment in the Notes may underperform a corresponding investment in instruments linked to traditional commodity indices.

PPS–9

•	The Intra-month Daily Weightings of the Selected Commodities May Diverge Substantially from the Target Weight of 10% For Each Selected Commodity

As described in the section entitled “The Index”, the notional target weight of 10% taken in the relevant futures contracts for each Selected Commodity is calculated on each Index Holding Determination Date. However, as a result of the relative price performance of these different futures contracts, the intra-month weightings of the futures contracts may differ, perhaps substantially, from the target weighting of 10%. A significant divergence in weightings between the Index and the target weight of 10% may adversely impact the level of the Index, and the value of your Notes.

•

Unlike Certain Notes That Are Linked to an Index Comprised of Commodity Futures Contracts That are Rolled to the Next Nearby Futures Contract, the Index Maintains Its Positions in Certain Commodity Futures by Rolling into Futures Contracts of a More Distant Expiration Month; Accordingly, the Notes Are Less Exposed to Short-Term Factors Affecting Commodity Prices

Your Notes operate differently than certain notes that are linked to an index comprised of futures contracts that expire in the next nearest delivery month (often referred to as the next nearby futures contract). Your Notes are linked to an Index which maintains positions in certain commodity futures contracts with more distant expiration months, as set forth in Table 2: Roll Schedule for Eligible Commodities. Because the Index maintains positions in futures contracts with more distant expiration months, the performance of the Index will be less affected by short-term economic, weather and other factors at any given time. Instead, the Index will be affected by longer term projections of futures prices. Accordingly, if short-term factors develop in a manner that results in short-term price increases in futures contracts, the Index and thus the value of your Notes may not benefit from such developments, whereas a comparable index that maintains a position in futures contracts with an earlier expiration month may benefit from such short-term factors and price increases.

•	Concentration Risks Associated with the Index May Adversely Affect the Value of the Notes

Because the Notes are linked to the Index, which is comprised of futures contracts on physical commodities, it will be less diversified than other funds, investment portfolios or indices taking positions in a broader range of products and, therefore, could experience greater volatility. You should be aware, in particular, that other commodities indices may be more diversified in terms of both the number of and variety of futures contracts on commodities than the Index. Moreover, if several futures contracts in a particular sector have highest degree of backwardation (or lowest degree of contango) as determined by the Backwardation Selection Process, then the Index will be concentrated in that particular sector. Your investment may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

•	Historical Levels of the Index or the Futures Contracts Underlying the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Notes

The actual performance of the Index or the futures contracts underlying the Index over the term of the Notes, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical levels of the Index or the futures contracts underlying the Index, which in most cases have been highly volatile.

•	Commodity Prices May Change Unpredictably, Affecting the Level of the Index and the Value of Your Notes in Unforeseeable Ways

Trading in futures contracts on physical commodities, including trading in the contracts comprising the Index Components, is speculative and can be extremely volatile. Market prices of those contracts may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the closing levels of the Index Components, and therefore the level of the Index and the value of your Notes, in varying ways, and different factors may cause the prices of the contracts comprising the Index Components, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

The prices of commodities, including the underlying commodities, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. In particular, recent growth in industrial production and gross domestic product has made China an oversized user of commodities and has increased the extent to which certain commodities rely on the Chinese markets.

PPS–10

Political, economic and other developments that affect China may affect the value of the underlying commodities and, thus, the value of your Notes. Because certain of the underlying commodities may be produced in a limited number of countries and may be controlled by a small number of producers, political, economic and supply related events in such countries could have a disproportionate impact on the prices of such commodities and therefore, the level of the Index Components and your Notes.

•	Many Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably

Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the Index components and, as a result, the market value of the Notes, and the amount you will receive at maturity.

Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some case, and prices have experienced unprecedented volatility since that time. In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of the Index and, as a result, the market value of the Notes.

•	Changes in Law or Regulation Relating to Commodity Futures Contracts May Adversely Affect the Market Value of the Notes and the Amounts Payable on your Notes

Commodity futures contracts such as those included in the Index are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress recently enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “significant price discovery contracts” or “economically equivalent to exchange-traded futures”. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been proposed but not yet adopted, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts, including the Index, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

•	If a Market Disruption Event Has Occurred or Exists on the Final Valuation Date, the Calculation Agent Can Postpone the Maturity Date

The final valuation date may be postponed and thus the determination of the level of the Index may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing in respect of any Index. If such postponement occurs, the closing level of the Index shall be determined using the closing level of the Index on the first scheduled trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than five scheduled trading days. If the final valuation date is postponed until

PPS–11

the fifth scheduled trading day following the scheduled final valuation date, but a market disruption event occurs or is continuing on such day, that day will nevertheless be the final valuation date, and the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index for such day.

•	Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Notes

The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the futures contracts underlying the Index, and therefore, the value of the Notes.

The Index

The Barclays Capital Backwardation Excess Return Index (the “Index” or the “Backwardation Index”) seeks to reflect the potential returns available from taking a notional weighted long position in ten commodity futures contracts that are dynamically selected each month by using the “Backwardation Selection Process,” as described further below. The Index is based on the observation that commodities with historically low inventories have tended to outperform commodities with historically high inventories, and that the price-based measures, such as the degree of “backwardation” in the forward price curve, can be used to help assess the current state of commodity inventories. If the forward price curve for a particular commodity is in “backwardation”, the prices of the contracts with shorter-term expirations will be higher than for contracts with longer-term expirations. Conversely, if the forward price curve for a particular commodity is in “contango” the prices are lower with shorter term expirations than for contracts with longer-term expirations. Empirical evidence suggests that backwardated curves are associated with low levels of physical inventory. The Index takes a notional long position in futures contracts of commodities that have the highest degree of backwardation (or least degree of contango). This is in part based on the theory that inventories are lower for these commodities and, thus, they have the potential to outperform other commodities with lower degrees of backwardation (or higher degrees of contango) and higher inventories. Inventories act as a shock absorber for commodity prices by providing a source of commodity supply in the case of a demand spike or supply disruption. When inventory levels are low, they are less effective in fulfilling their role as a commodity price shock absorber. Therefore, commodity prices may become more susceptible to upward price shocks in the case of increased demand or reduced supply.

The futures contracts that underlie the Index are exchange-traded futures contracts on physical commodities and represent a variety of commodity sectors. As described further in the section entitled “The Commodity Futures Markets” below, futures contracts are, by their terms, subject to expiration and investors seeking to maintain exposure to a particular futures contract are required to close out their position in the expiring futures contract and establish a new position in a futures contract with a later expiry date, a process referred to as “rolling”. Traditional commodity indices roll their position in the underlying futures contract to the “next nearby” futures contract (the contract closest to expiration according to a pre-determined roll schedule). By comparison, the Index rolls its position in the underlying futures contracts using a proprietary strategy to select one of a specified number of futures contracts, which may have more distant expirations, based on their relative historical performance and liquidity.

Each month, the Backwardation Selection Process is used to evaluate the shape of the forward price curve for the 23 commodities listed in the first column of Table 1 below (the “Eligible Commodities”). The 10 commodities with the greatest degree of backwardation (or least degree of contango) (the “Selected Commodities”) are included in the Index for the following month. The level of Backwardation is measured between the nearby contract and the contract for delivery approximately one year in the future. This one year timeframe is selected in order to avoid any effects seasonality may have on certain commodities (described in more detail under “Contract Selection using Backwardation Selection Process” below). The specific futures contract expiration for each Selected Commodity is determined according to Table 2 below. The ten Selected Roll Futures Contracts are each equally weighted at a target weight of 10% of the notional market value of the Index. In order to maintain diversity in the Index, no more than four futures contracts from the agriculture sector may be included in the Index for any given month.

The Index is an excess return index reflecting the price return and the roll yield of the relevant futures contract but does not include Treasury bill return, as described further under the section “Commodity Futures Markets” herein.

PPS–12

Commodity Futures Markets

Futures contracts on physical commodities are traded on regulated futures exchanges, and physical commodities and other derivatives on physical commodities are traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, the futures contracts that underlie the Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity must close out its position in the expiring contract (commonly referred to as the “current futures contract”) and establish a new position in a contract with a later-dated delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month may, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This would “roll” the November position into a December position, and, when the November contract expires, the market participant would still have a long position in the first nearby delivery month.

Traditional commodity indices generally include a static group of commodities that does not change and generally roll the futures contracts for each month into the futures contract expiring in the next nearest delivery month (each such contract is commonly referred to as a “roll futures contract”). In contrast, the Index uses the Backwardation Selection Process to determine which 10 of the 23 Eligible Commodities will be included in the Index each month. Additionally, the Index uses a schedule that often rolls into a futures contract with a more distant expiration month than traditional commodity indices (as shown in the Table 2 roll schedule).

The return from investing in a futures contract derives from changes in the price of the relevant futures contract (the “price return”), any profit or loss realized when rolling the relevant futures contract (the “roll yield”) and any interest earned on the cash deposited as the initial margin for the purchase of the relevant futures contract (the “Treasury bill return”). A total return index comprised of futures contracts reflects returns from all three sources — price return, roll yield, and Treasury Bill return. An excess return index comprised of futures contract reflects the price return and the roll return of the relevant futures contract but does not include Treasury bill return.

Roll yield may be generated as a result of holding futures contracts. When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in “backwardation”, and positive roll yield may be generated when higher-priced near-term futures contracts are “sold” to “buy” and hold lower priced longer-dated contracts. When the opposite is true and longer-dated contracts are priced higher than the nearer contracts and spot prices, the market is in “contango”, and negative roll yields may result from the “sale” of lower priced near-term futures contracts to “buy” and hold higher priced longer-dated contracts.

PPS–13

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

The Eligible Commodities, futures contracts, commodity exchanges, Reuters symbols and Bloomberg symbols are set forth below in Table 1. The roll schedule for the Index is set forth in Table 2, which shows the expiration month of the futures contract at the start of each month for each commodity and the futures contract into which the index will roll during the roll period for that particular month for each Selected Commodity.

Table 1: Eligible Commodities, Commodity Exchanges, Reuters Ticker and Bloomberg Ticker

Eligible Commodity	Futures Contract	Commodities Exchange	Reuters	Bloomberg
Aluminium	Aluminium (Primary)	London Metal Exchange	MAL	LA
Brent Crude	Brent Crude	ICE Futures Europe[1]	LGO	CO
Cocoa	Cocoa	ICE Futures U.S.[1]	CC	CC
Coffee	Coffee “C”	ICE Futures U.S.[1]	KC	KC
Copper	Copper (Grade A)	London Metal Exchange	MCU	LP
Corn	Corn	Chicago Board of Trade[2]	C	C
Cotton	Cotton No. 2	ICE Futures U.S.[1]	CT	CT
Gas Oil	Gasoil	ICE Futures Europe[1]	LGO	QS
Gold	Gold	Commodity Exchange Incorporated	GC	GC
Heating Oil	Heating Oil	New York Mercantile Exchange[3]	HO	HO
Kansas Wheat	Hard Red Winter Wheat	Kansas Board of Trade	KW	KW
Lead	Lead (Standard)	London Metal Exchange	MPB	LL
Lean Hogs	Lean Hogs	Chicago Mercantile Exchange[2]	LH	LH
Live Cattle	Live Cattle	Chicago Mercantile Exchange[2]	LC	LC
Natural Gas	Henry Hub Natural Gas	New York Mercantile Exchange[3]	NG	NG
Nickel	Nickel (Primary)	London Metal Exchange	MNI	LN
Silver	Silver	Commodity Exchange International	SI	SI
Soybeans	Soybeans	Chicago Board of Trade[2]	S	S
Sugar	Sugar No. 11	ICE Futures U.S.[1]	SB	SB
Unleaded Gasoline	Reformulated Gasoline Blendstock for Oxygen Blending (RBOB)	New York Mercantile Exchange[3]	RB	XB

PPS–14

Wheat	Wheat	Chicago Board of Trade[2]	W	W
WTI Crude	Light, Sweet Crude Oil	New York Mercantile Exchange[3]	CL	CL
Zinc	Zinc (Special High Grade)	London Metal Exchange	MZN	LX

1	The Intercontinental Exchange (“ICE”).
2	Effective July 12, 2007, CBOT Holdings, Inc. was merged with and into Chicago Mercantile Exchange Holdings Inc. Immediately following the merger, the name of the company was changed from “Chicago Mercantile Exchange Holdings Inc.” to “CME Group Inc.” The CME Group will continue as the unified parent of both the Chicago Mercantile Exchange (“CME”) and the Chicago Board of Trade (“CBOT”), though the CME Group has stated that the CME and the CBOT will continue to have separate rulebooks. As of the completion of the merger there were no changes in CME and CBOT market rules and regulations.
3	The New York Mercantile Exchange (“NYMEX”) located in New York City. On August 22, 2008, the CME Group completed its acquisition of NYMEX Holdings Inc.

The Index is composed of commodity futures contracts that, except during the roll period (as described below), are the futures contract set forth in Table 2 below for that month for the commodities that were chosen as Selected Commodities on the prior Observation Date (the “Selected Current Futures Contract”). The Index maintains its exposure to the commodity futures contracts by closing out its position in the Selected Current Futures Contract and establishing new positions in the futures contract set forth in Table 2 below for the next succeeding month during the roll period for the Selected Commodities as determined on the next Observation Date (the “Selected Roll Futures Contract”). For example, if Aluminum is chosen as a Selected Commodity on the Observation Date occurring in January, then on the first Index Business Day of February, the futures contract for Aluminum is the Aluminum (Primary) futures contract with a delivery month of June. If on the Observation Date occurring in February, Aluminum is once again chosen as a Selected Commodity, then during the February roll period, the Index maintains its exposure to the Aluminum (Primary) futures contract by closing out its position in the Aluminum (Primary) futures contract with a delivery month of June and establishing a new position in the Aluminum (Primary) futures contract with a delivery month of July. If, on the other hand, Brent Crude replaces Aluminum as a Selected Commodity on the Observation Date occurring in February, then the Index would close out its position in the Aluminum (Primary) futures contract with a delivery month of June and establish a new position in the Brent Crude futures contract with a delivery month of August. Subject to the occurrence of a roll adjustment event, as described below in the section entitled “Roll Adjustments”, the Index rolls from the Selected Current Futures Contract to the Selected Roll Futures Contract for the relevant Selected Commodity from the fifth to the ninth Index Business Days each calendar month (the “roll period” and each such day, a “roll day”).

Table 2: Roll Schedule for the Eligible Commodities

Eligible Commodity	Contract	Futures contract delivery months as at the first index business day of each month
		Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Aluminum	Aluminum (Primary)	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr
Brent Crude	Brent Crude	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr	May
Cocoa	Cocoa	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Coffee	Coffee “C”	Mar	Mar	Jul	Jul	Jul	Dec	Dec	Dec	Mar	Mar	Mar	Mar
Copper	Copper (Grade A)	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr
Corn	Corn	Jul	Jul	Jul	Dec	Dec	Dec	Dec	Dec	Jul	Jul	Jul	Jul
Cotton	Cotton No. 2	Mar	Mar	Dec	Dec	Dec	Dec	Dec	Dec	Dec	Mar	Mar	Mar
Gas Oil	Gasoil	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr
Gold	Gold	Feb	Apr	Apr	Jun	Jun	Aug	Aug	Dec	Dec	Dec	Dec	Feb
Heating Oil	Heating Oil	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr
Kansas Wheat	Hard Red Winter Wheat	Jul	Jul	Jul	Jul	Jul	Dec	Dec	Dec	Dec	Dec	Dec	Jul
Lead	Lead (Standard)	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr

PPS–15

Lean Hogs	Lean Hogs	Jun	Jun	Jun	Aug	Oct	Oct	Dec	Dec	Feb	Feb	Apr	Apr
Live Cattle	Live Cattle	Jun	Jun	Aug	Aug	Oct	Oct	Dec	Dec	Feb	Feb	Apr	Apr
Natural Gas	Henry Hub Natural Gas	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr
Nickel	Nickel (Primary)	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr
Silver	Silver	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Soybeans	Soybeans	Jul	Jul	Jul	Nov	Nov	Nov	Nov	Jul	Jul	Jul	Jul	Jul
Sugar	Sugar No. 11	Oct	Oct	Oct	Oct	Oct	Oct	Mar	Mar	Mar	Mar	Mar	Oct
Unleaded Gasoline	Reformulated Gasoline Blendstock for Oxygen Blending (RBOB)	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr
Wheat	Wheat	Jul	Jul	Jul	Dec	Dec	Dec	Dec	Dec	Jul	Jul	Jul	Jul
WTI Crude	Light, Sweet Crude Oil	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr
Zinc	Zinc (Special High Grade)	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr

The Index is maintained and calculated by Barclays Capital (the “index sponsor”), a division of Barclays Bank PLC, and is denominated in U.S. dollars. The index sponsor calculates the level of the Index at the close of business, New York time, on each Index Business Day with respect to the prior Index Business Day and publishes it on http://www.barcap.com/indices, or any successor website thereto, shortly thereafter. The level of the Index is also reported on Bloomberg under the ticker “BCCFBKLP <Index>” or any successor thereto. An “Index Business Day” is a day on which the Index (as well as each of the Index Components) is calculated, as determined by the NYSE Euronext Holiday & Hours schedule, as published on http://www.nyse.com/about/newsevents/1176373643795.html?sa_campaign=/internal_ads/homepage/08262008holidays or any successor website thereto. Any deviation from such Index Business Day schedule will be announced by the index sponsor.

Contract Selection using Backwardation Selection Process

On the third Index Business Day for each calendar month (the “Observation Date”), and for each Eligible Commodity, a non-discretionary process referred to as the Backwardation Selection Process is used to determine which 10 of the 23 Eligible Commodities will be Selected Commodities and thus be included in the Index for the following month (subsequent to the roll period for that month). After the Selected Commodities are determined, the expiration month of each Selected Roll Futures Contract is determined in accordance with Table 2. The Selected Commodities are determined using the following steps:

Step 1: Calculate the Backwardation Measure for each Eligible Commodity

The first step is to calculate the Backwardation Measure for each Eligible Commodity, which expresses the degree of backwardation for such Eligible Commodity. The “Backwardation Measure” is the ratio of the Front Contract futures price and the Back Contract futures price, adjusted by an annualization factor that is based on the difference between the number of days until the expiry dates of the Front Contract and Back Contract.

For each Eligible Commodity, the “Front Contract” means the contract on the relevant exchange whose last trading date falls after but closest in time to that Observation Date. The last trading date means the last day the contract is scheduled to trade on the applicable exchange. The “Back Contract” is the contract that falls closest in time but not after the one year anniversary of the delivery month of that Front Contract.

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Step 2: Rank the Eligible Commodities in the agriculture sector and eliminate the four with the lowest Backwardation Measure.

The second step is to rank the eight agriculture sector Eligible Commodities in descending order by the Backwardation Measure for each Eligible Commodity and eliminate the four with the lowest Backwardation Measure. The agriculture sector Eligible Commodities are: Cocoa, Coffee, Corn, Cotton, Sugar, Soybeans, Wheat and Kansas Wheat. The purpose of eliminating four agriculture commodities is to maintain diversity in the Index by ensuring that no more than four agriculture commodities will be included in the Index for any given month.

Step 3: Rank the remaining Eligible Commodities and allocate a weight of 10% each to the top 10 Futures Contracts

The third step is to (i) rank the remaining Eligible Commodities by the Backwardation Measure of each remaining Eligible Commodity and (ii) allocate a target weight of 10% to each of the top 10 ranking Eligible Commodities by Backwardation Measure, which are referred to as the Selected Commodities for that particular month. Commodities that do not rank in the top ten will not be included in the Index for the following month. As described further in Step 5 below, the calculations to achieve the target weight of each Selected Commodity are based upon the market value of the respective futures contracts as determined on each Index Holding Determination Date (as defined below).

Step 4: Determine the Selected Roll Futures Contract in accordance with Table 2: Roll Schedule for the Backwardation Index

The fourth step is to determine the expiration month of the futures contract for each Selected Commodity that will become the Selected Roll Futures Contract for the roll period immediately following the Observation Date. The table shows the Selected Roll Futures Contract held by the Index at the beginning of each month if the commodity is included in the Index for that particular month. Thus, on any given Observation Date, the Selected Roll Futures Contracts will be those shown in the table under the heading for the following calendar month. For example, for the Selected Commodities selected on the Observation Date falling on the third Index Business Day in June, the Selected Roll Futures Contracts will be those shown under the heading for each of those Selected Commodities for the month of July. As soon as the roll is complete, each Selected Roll Futures Contracts becomes a Selected Current Futures Contract.

Step 5: Determine the Index Holding Constant

The fifth step is to determine the Index Holding Constant for each Selected Commodity. The “Index Holding Constant” refers to the number of units of each Selected Roll Futures Contract that will notionally be held in the Index after the Roll Period immediately following the “Index Holding Determination Date” which is the fourth Index Business Day of every calendar month. The purpose of the Index Holding Constant is to ensure that the notional target weight of each Selected Roll Futures Contract is equally weighted at 10% of the market value of the Index as of the relevant Index Holding Determination Date.

The Index Holding Constant for each Selected Roll Futures Contract on any given Index Holding Determination Date is calculated by dividing a figure representing 10% of the market value of the Index as of the relevant Index Holding Determination Date by the closing price of such Selected Roll Futures Contract on the Index Holding Determination Date.

Historical and Hypothetical Historical Selection of Selected Commodities

Table 3 below shows the monthly Selected Commodities for the Index as of the first index business day of each month (prior to the roll period) since May 2010. The Index was launched on November 23, 2010. All data relating to the period prior to the launch of the Index are historical estimates by the index sponsor using available data about the closing prices of futures contracts for each of the underlying commodities during the pre-launch period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance of any of the Index.

Table 3: Selected Commodities of the Index over the Past 12 Months

Month	Selected Commodities
May 2010	Soybeans, Lean Hogs, Live Cattle, Gold, Silver, Copper, Lead, Nickel, Cocoa, Cotton

June 2010	Soybeans, Lean Hogs, Live Cattle, Gold, Silver, Copper, Nickel, Cocoa, Coffee, Cotton,

July 2010	Soybeans, Lean Hogs, Gold, Silver, Copper, Nickel, Coffee, Cotton, Sugar, Unleaded Gasoline

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August 2010	Soybeans, Lean Hogs, Gold, Silver, Copper, Lead, Nickel, Coffee, Cotton, Sugar

September 2010	Lean Hogs, Gold, Silver, Wheat, Copper, Lead, Nickel, Coffee, Cotton, Sugar

October 2010	Corn, Lean Hogs, Gold, Silver, Copper, Lead, Nickel, Coffee, Cotton, Sugar

November 2010	Corn, Soybeans, Gold, Silver, Copper, Lead, Nickel, Zinc, Cotton, Sugar

December 2010	Corn, Soybeans, Silver, Brent, Copper, Lead, Nickel, Cotton, Sugar, Unleaded Gasoline

January 2011	Corn, Soybeans, Gold, Silver, Copper, Lead, Nickel, Cotton, Sugar, Unleaded Gasoline

February 2011	Corn, Cotton, Gold, Lean Hogs, Lead, Nickel, Copper, Soybeans, Sugar, Silver

March 2011	Corn, Cocoa, Brent, Cotton, Lean Hogs, Lead, Nickel, Sugar, Silver, Unleaded Gasoline

April 2011	Corn, Brent, Cotton, Lean Hogs, Lead, Nickel, Gasoil, Soybeans, Sugar, Unleaded Gasoline

May 2011	Cotton, RBOB Gasoline, Corn, Brent Crude, Nickel, Lead, Soybeans, Silver, WTI Crude, Cocoa

June 2011	Copper, Lead, Nickel, Brent Crude, Unleaded Gasoline, Silver, Corn, Cotton, Soybeans, Sugar

July 2011	Copper, Lead, Nickel, Brent Crude, Unleaded Gasoline, Silver, Corn, Cotton, Lean Hogs, Sugar

Calculation of the Index

The level of the Index is deemed to have been 100.0000 on January 8, 1999, which we refer to as the “Index commencement date”. On any given Index Business Day, the Index level (“ERt”) is equal to:

ERt = ERt-1 × (1+ PRt)

where:

“ERt” means the Index level on Index Business Day t;

“ERt-1” means the Index level on the Index Business Day that immediately precedes Index Business Day t;

“PRt” means the daily price return of the Index on Index Business Day t calculated using the formulae below; and

The Index level is rounded to seven significant figures (with halves rounded up).

The daily price return (“PRt”) for the Index on any given Index Business Day outside of the roll period is calculated as follows:

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where:

“PRt ” means the daily price return of the Index on Index Business Day t;

“Pk,t ” means the closing price for the Selected Current Futures Contract on Index Business Day t;

“Pk,t-1 ” means the closing price for the Selected Current Futures Contract on the Index Business Day that immediately precedes Index Business Day t; and

“IHk,t” means the Index Holding Constant of the Selected Current Futures Contract of Selected Commodity k on Index Holding Determination Date t, as calculated on the Index Holding Determination Date in the previous calendar month.

The daily price return (“PRt”) for the Index on any given Index Business Day during the roll period is calculated as follows:

where:

“PRt ” means the daily price return of the Index and Selected Roll Futures Contract on Index Business Day t;

“CWk,t-1” means, subject to the occurrence of a roll adjustment event, the contract weight for the Selected Current Futures Contract on the Index Business Day that immediately precedes Index Business Day t; the contract weight for the Selected Current Futures Contract is equal to 1.0 at the start of each month and is reduced by one fifth on each roll day, starting on the first roll day, such that on the last roll day during the roll period, it is equal to 0.0;

“Pk,t” means the closing price for the Selected Current Futures Contract on Index Business Day t;

“Pk,t-1” means the closing price for the Selected Current Futures Contract on the Index Business Day that immediately precedes Index Business Day t;

“P’k,t” means the closing price for the Selected Roll Futures Contract on Index Business Day t;

“P’k,t-1” means the closing price for the Selected Roll Futures Contract on the Index Business Day that immediately precedes Index Business Day t; and

“IH’k,t” means the Index Holding Constant of the Selected Roll Futures Contract of Selected Commodity k on Index Holding Determination Date t.

“t” refers to an Index Business Day; and

“t-1” refers to the immediately preceding Index Business Day.

Roll Adjustments

If, on any Index Business Day during a roll period, a “roll adjustment event” occurs, then the contract weight for the Selected Current Futures Contract will not decrease by one fifth, and the portion of the roll that would otherwise have taken place on such Index Business Day (the “deferred portion”) will roll on the next Index Business Day on which no roll adjustment event is occurring. If roll adjustment events occur on successive Index Business Days during the roll period, then all deferred portions will roll on the next Index Business Day on which no roll adjustment event is occurring. If such next Index Business Day is also a roll day, then both the deferred portion(s) and the portion scheduled to roll on such roll day will roll on such next Index Business Day. If the roll of the Selected Current Futures Contract into the Selected Roll Futures Contract is not completed during the roll period as a result of the occurrence of one or more roll adjustment events on one or more roll days, then the deferred portion(s) will roll on the first Index Business Day after the roll period on which no roll adjustment event is occurring.

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Any of the following will constitute a “roll adjustment event”:

•	the relevant commodities exchange or other price source is not open for trading;

•	a failure by the relevant commodities exchange or other price source to announce or publish the closing price(s) for the relevant futures contract(s);

•	a material limitation, suspension, or disruption of trading in the relevant futures contract;

•

the closing price(s) for the relevant futures contract(s) is a “limit price”, which means that the closing price has increased or decreased from the previous day’s closing price by the maximum amount permitted under the relevant commodity exchange rules; or

•

any other event that the index sponsor determines may materially interfere with the ability of participants on the applicable exchange to acquire, establish, re-establish, substitute, maintain, unwind or dispose of positions in the relevant futures contracts or the proper functioning of the relevant commodities exchange.

Modifications to the Index

The index sponsor does not presently intend to modify the Index as described above. However, under certain circumstances described in this section, the index sponsor may, in its sole discretion and in a commercially reasonable manner, make modifications to the Index. The index sponsor will promptly publish any such modifications on http://www.barcap.com/indices/.

Index Disruption and Force Majeure Events

If, on any Index Business Day, an “index disruption event” occurs that, in the sole discretion of the index sponsor, affects the Index, the index sponsor may:

•

make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index as the index sponsor considers necessary in order to maintain the objectives of the Index, or (b) the Index level as the index sponsor considers appropriate;

•	defer publication of the Index level and any other information relating to the Index until it determines, in its sole discretion, that no index disruption event is occurring;

•	replace a futures contract underlying the Index with a successor futures contract that the index sponsor considers appropriate for the purposes of continuing the Index;

•	defer or suspend publication of the Index in its sole discretion at any time; and/or

•	discontinue supporting the Index or terminate the calculation of the Index level and the publication of the Index level.

Any of the following will be an “index disruption event”:

•

a material limitation, suspension or disruption in the trading of any Selected Current Futures Contract or any Selected Roll Futures Contract (including, but not limited to, the occurrence or announcement of a day on which there is a limitation on, or suspension of, the trading of a futures contract imposed by the relevant exchange by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange) that results in a failure by the relevant exchange to report the closing price of a futures contract on any Index Business Day;

•

the index sponsor determines, in its sole discretion, that a futures contract underlying the Index has ceased (or will cease) to be liquid, traded and/or publicly quoted for any reason in a manner acceptable to the index sponsor;

•

the index sponsor determines, in its sole discretion, that (a) a change in the quality, construction, composition, or calculation methodology of the closing price of such futures contract has occurred, and/or (b) any event or measure that results in such futures contract being changed or altered has occurred;

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•	the index sponsor deems it necessary, at any time and in its sole discretion, to replace such futures contract with an appropriate successor in order to maintain the objectives of the Index;

•

the index sponsor determines, at any time, that as a result of a change in taxation (including, but not limited to, any tax imposed on the index sponsor or its affiliates), it is necessary to change a futures contract underlying the Index or the methodology used to compose or calculate the Index;

•	an index force majeure event, as defined below, that lasts for at least 30 consecutive calendar days; and/or

•

any other event that would make the calculation of the Index impossible or infeasible, technically or otherwise, or that makes the Index non-representative of market prices or undermines the objectives of the Index or the reputation of the Index as a fair and tradable benchmark.

The following event will not be an index disruption event:

•	a limitation on the hours or numbers of days of trading on the relevant exchange, but only if the limitation results from an announced change in the regular business hours of the relevant exchange.

If, on any Index Business Day, an “index force majeure event” occurs that, in the sole discretion of the index sponsor, affects the Index, the index sponsor may:

•

make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index as the index sponsor considers necessary in order to maintain the objectives of the Index, or (b) the Index level as the index sponsor considers appropriate; and/or

•	defer publication of the Index level and any other information relating to the Index until it determines, in its sole discretion, that no index force majeure event is occurring.

An “index force majeure event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the index sponsor and that the index sponsor determines affects the Index and/or an underlying futures contract.

Change in Methodology

While the index sponsor currently employs the methodology described in this preliminary pricing supplement to calculate the Index, from time to time it may be necessary to modify the methodology (including the information or inputs on which the Index is based). The index sponsor reserves the right, in its sole discretion, to make such modifications to the methodology in a commercially reasonable manner. Where the index sponsor elects to make a modification or change in the methodology, the index sponsor will make reasonable efforts to ensure that such modifications will result in a methodology that is consistent with the methodology described above.

Termination

The index sponsor may, in its sole discretion, at any time and without notice, terminate the calculation and publication of the Index level.

Errors

The index sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to the Index, including but not limited to the Index level, and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication. Notwithstanding the above, the index sponsor will not adjust or correct any previously published Index level other than in cases of manifest error.

Adjustments

The index sponsor may, at any time and without notice, change the name of the Index, the place and time of the publication of the Index level and the frequency of publication of the Index level.

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Disclaimer

The index sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the Index level (or failure to publish such value) and any use to which any person may put the Index or the Index level. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the Index level, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

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Historical Information

The following graphs sets forth the actual historical and hypothetical historical performance of the Index based on the daily closing level from January 8, 1999 through August 3, 2011. On August 3, 2011, the closing level of the Backwardation Index was 1,550.661 .

The Backwardation Index was launched on November 23, 2010. All data relating to the period prior to the launch of the Backwardation Index is an historical estimate by the index sponsor using available data about the closing prices of futures contracts underlying the Backwardation Index during the pre-launch period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance of the Index.

We obtained the closing levels from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical and hypothetical historical levels of the Index should not be taken as an indication of future performance. We cannot give you assurance that the performance of the Index will result in returns consistent with the Index’s prior historical performance.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Change in Law Redemption Event

Upon the occurrence of a Change in Law that, in our sole determination, would, or is reasonably likely to: (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged, individually or on a portfolio basis, our obligations under the Notes; or (ii) restrict our ability, or make it reasonably impracticable, to maintain existing hedging positions, enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge, individually or on a portfolio basis, our obligations under the Notes, we may, but are not obligated to, redeem the Notes in whole (but not in part) in accordance with the provisions set forth herein.

For purposes of the above, “Change in Law” means (i) the adoption of, or change in, any applicable law, rule, regulation, or order by any court, tribunal, regulatory authority or exchange, or (ii) the promulgation or withdrawal of, or any change in, the interpretation by any court, tribunal, regulatory authority or exchange, or the issuance, revocation or modification of any applicable law, rule, regulation, order, exemption, position limit or “no-action” position of any regulatory authority or exchange, with competent jurisdiction of any applicable law, rule or regulation, interpretation, order or position occurring, in each case as set forth in (i) and (ii) above, after the initial valuation date. For the avoidance of doubt, if a Change in Law becomes effective only after a specified transition period, the occurrence of a Change in Law is not the date on which such Change in Law becomes effective but rather the date on which the Change in Law was officially adopted or enacted by the relevant body.

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Hedging Disruption Redemption Event

We may, but are not obligated to, redeem the Notes in whole (but not in part) at our sole discretion upon the occurrence of a Hedging Disruption Event. A “Hedging Disruption Event” means that we determine that we or our affiliates are unable or will become unable, after using commercially reasonable efforts, to either: (a) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any (i) positions or contracts in securities, options, futures, derivatives or foreign exchange, (ii) loans of stock or other securities or (iii) (without limiting the generality of the foregoing) any other instruments or arrangements, in each case of (i) through (iii), the purpose of which is to hedge, individually or on a portfolio basis, a portion or all of our obligations under the Notes (each, a “Hedge Position” and collectively, the “Hedge Positions”), including, without limitation, where such Hedge Positions would contribute to the breach of applicable position limits set by any regulatory or self-regulatory body, including any exchange or trading facility, whether on a standalone basis or as a result of any adjustment(s) to the commodity exposure incurred by us under the Notes; or (b) freely realize, recover, receive, repatriate, remit or transfer the proceeds of the Hedge Positions or the Notes.

Redemption Notice

If we elect to redeem the Notes following a Change in Law Redemption Event or a Hedging Disruption Event, we will deliver written notice as promptly as possible of such election to redeem to the Depository Trust Company (“DTC”) and to The Bank of New York Mellon, the trustee under the Senior Debt Indenture dated September 16, 2004 (the “Trustee”) (the date of such delivery being the “Notice Date”). In this scenario, the final valuation date will be deemed to be the Notice Date, and the Notes will be redeemed on the fifth business day following such deemed final valuation date, subject to market disruption events, at an amount equal to the redemption amount.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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